UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2017

LOOP INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54786	27-2094706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Fernand Poitras

Terrebonne, Quebec, Canada, J6Y 1Y4

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 821-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 30, 2017, Loop Industries, Inc. (the “Company”) announced that D. Jennifer Rhee will join the Company as Chief Financial Officer effective April 3, 2017, succeeding Cesar Contla as the Company’s principal financial officer and principal accounting officer. Mr. Contla will be staying on in his new role as corporate controller.

Ms. Rhee, age 51, has been a partner with Richter LLP, a financial advisory services firm since January 2007, and has previously worked at Richter LLP in other capacities since 2003. Ms. Rhee has practiced in the areas of international taxation and transfer pricing and was responsible for creating and building the firm’s transfer pricing practice. She has also assumed leadership roles within the firm, including the expansion of the firm’s presence in the Toronto market, chair of the firm’s marketing committee, a member of the firm’s nominating committee as well as a member of the firm’s board of directors. Ms. Rhee received her Bachelor of Commerce from McGill University and is a CPA, CA with the Canadian Order of Chartered Professional Accountants.

There are no family relationships between Ms. Rhee and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K under the U.S. Securities Act of 1933 (“Regulation S-K”). Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction in which Ms. Rhee had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

Pursuant to the terms of an employment agreement, dated March 17, 2017, by and between the Company and Ms. Rhee (the “Employment Agreement”), effective April 3, 2017, Ms. Rhee will receive an annual base salary of $300,000 for the first two years of employment. The Employment Agreement also provides for certain payments to Ms. Rhee in the event of a termination for ‘cause’ or upon ‘resignation for good reason’ (as both terms are defined in the Employment Agreement).

Pursuant to the Employment Agreement, Ms. Rhee will also receive, subject to approval by the board of directors of the Company, a warrant to purchase 400,000 shares of common stock that will vest quarterly over two years starting April 3, 2017 and a warrant to purchase up to 150,000 shares of common stock of the Company that will vest when certain milestones are achieved (collectively, the “Warrants”). The Warrants will have a strike price equal to the fair market value of the stock at the date of grant. In the event there is a ‘change of control’ (as such term is defined in the Employment Agreement), all unvested options, shares or other equity, including the Warrants, shall immediately vest.

In addition, the Employment Agreement contains certain restrictive covenants, including non-competition, non-solicitation and confidentiality provisions, for the benefit of the Company. The foregoing description of the Employment Agreement is a summary and is qualified in its entirety by the text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2017.

Item 7.01 Regulation FD Disclosure

On March 30, 2017, the Company issued a press release announcing the appointment of Ms. Rhee as the Company’s Chief Financial Officer, principal financial officer and principal accounting officer. A copy of this press release is furnished hereto as Exhibit 99.1.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

 (d) Exhibits

Exhibit No.	Description
99.1	Press Release dated March 30, 2017, furnished herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOOP INDUSTRIES, INC.

Date: March 30, 2017	By:	/s/ Daniel Solomita
Daniel Solomita
President and Chief Executive Officer

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